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                                                                EXHIBIT 10.35

                             Management Bonus Plan

        EFTC Corporation (the "Company") has established a Management Bonus Plan. The Compensation Committee (the "Committee") of the Board of Directors of the Company has determined that for 1997, in accordance with the Company's executive compensation policies, a bonus plan based on corporate earnings per share will provide an incentive to executives to enhance the financial performance of the Company. The 1997 Bonus Plan will provide the President, Chief Executive Officer, the Vice President, Chief Financial Officer and the Vice President, Chief Administrative Officer with the opportunity to receive cash bonuses for specified increases in corporate earnings per share as determined by the Committee.